Exhibit 99

FOR IMMEDIATE RELEASE	JULY 29, 2003

MESABA HOLDINGS, INC. REPORTS FY 2004 1ST QUARTER RESULTS

MINNEAPOLIS/ST. PAUL – (JULY 29) – Mesaba Holdings, Inc. (NASDAQ: MAIR) today reported net income of $3.5 million or $0.17 per diluted share for the fiscal 2004 first quarter ended June 30, 2003.  These results compare with fiscal 2003 first quarter earnings of $1.6 million, or $0.08 per diluted share.

Operating revenues for the first quarter of fiscal 2004 increased by 0.6 percent to $114.0 million compared to $113.4 million a year ago.  Operating expenses for the same period increased 2.0 percent to $109.3 million from $107.1 million in fiscal 2003.

Net income for the first quarter of fiscal 2004 included a non-operating gain of approximately $2.6 million related to government reimbursements of security costs under the Emergency Wartime Supplemental Appropriations Act.  Net income for the first quarter of fiscal 2003 included a non-operating loss of approximately $2.7 million resulting from a write-down of a short-term investment.

“Our financial results reflect the continuing weakness in our industry,” said Paul Foley, Mesaba Holdings president and chief executive officer. “Our approach to these challenges – ongoing focus on operational excellence, continuous process improvement and disciplined cost control – has kept us among the leaders in our industry in terms of customer service and reliability and well-positioned to meet the challenges which lie ahead.  The people who carry out these initiatives – on the ground and in the air for both Mesaba Airlines and Big Sky Airlines – have once again demonstrated why they are among the best in the industry.”

Mesaba Holdings also updated its capacity guidance for fiscal 2004.  The Company does not expect to experience the traditional decrease in flying that occurs after Labor Day at its subsidiaries and as a result anticipates available seat miles to increase approximately 5% year over year.

QUARTERLY CONFERENCE CALL

Mesaba Holdings will conduct a live webcast and conference call to discuss its first quarter earnings today at 10:30 (CST).  The webcast will be available through the Mesaba Holdings’ web site at http://www.mairholdings.com under the “Investor” link or http://www.visualwebcaster.com/event.asp?id=16491&x=37&y=16.

ABOUT THE COMPANY

Mesaba Holdings’ primary business units are its regional airline subsidiary Mesaba Aviation, Inc., d/b/a Mesaba Airlines, and its regional airline subsidiary Big Sky Transportation Co., d/b/a Big Sky Airlines.  The Company completed its acquisition of

Big Sky Airlines in December 2002, and fiscal year 2004 quarterly results reflect the inclusion of Big Sky’s operating results.  Mesaba Holdings, Inc. is traded under the symbol MAIR on the NASDAQ National Market. More information about Mesaba Holdings is available on the Internet at http://www.mairholdings.com.

Mesaba Aviation operates as a Northwest Jet Airlink and Airlink partner under service agreements with Northwest Airlines. Currently, the airline serves 106 cities in 24 states and Canada from Northwest’s and Mesaba Aviation’s three major hubs: Detroit, Minneapolis/St. Paul, and Memphis. Mesaba Aviation operates an advanced fleet of regional jet and jet-prop aircraft, consisting of the 69 passenger Avro RJ85 and the 30-34-passenger Saab SF340.  Mesaba Aviation maintains a web site at http://www.mesaba.com.

Big Sky serves 20 cities in Montana, North Dakota, Washington, Wyoming, Colorado and Idaho using 15 Fairchild Metro III, 19 seat aircraft. Big Sky is based in Billings, Montana and has codeshare agreements with Northwest Airlines, Alaska Airlines, America West Airlines and Horizon Airlines. Big Sky maintains a web site at http://www.bigskyair.com. Big Sky is a significant provider of air service under the Essential Air Service program administered by the Department of Transportation.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements that are based on the best information currently available to management.  These forward-looking statements are intended to be subject to the safe harbor protections of the Private Securities Litigation Reform Act of 1995.  There can be no assurance that actual developments will be those anticipated by the Company.  Actual results could differ materially form those projected as a result of a number of factors, some of which the Company cannot predict or control.  For a discussion of some of these factors, please see Item 1 of the Company’s Form 10-K for the year ended March 31, 2003.

Note to Editors: Summary financial and operating information follows.

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Media Contact:	Laura Anders – 612-337-0354
Investor Contact:	Bob Weil - 612-333-0021

Mesaba Holdings, Inc.

Consolidated Statements of Operations

($000’s, except per share information)

(Unaudited)

	Quarter Ended June 30
	2003	2002	Change

Operating revenues	$114,033	$113,354	0.6%
Operating expenses	109,290	107,127	2.0%

Operating income	$4,743	$6,227
Nonoperating income (expense), net	2,979	(1,918)	n/m

Income before income taxes	$7,722	$4,309

Provision for income taxes	4,216	2,733	54.3%

Net income	$3,506	$1,576

Net income per share - basic	$0.17	$0.08

Weighted average shares - basic	20,321	20,298

Net income per share - diluted	$0.17	$0.08

Weighted average shares - diluted	20,322	20,417

Selected Operating Statistics By Operating Entity

(Unaudited)

	Quarter Ended June 30
	2003	2002	Change

Mesaba Aviation, Inc.
Passengers	1,452,960	1,426,522	1.9%
ASMs (000’s)	714,550	695,487	2.7%
RPMs (000’s)	421,032	409,742	2.8%
Load Factor	58.9%	58.9%	—	pts
Departures	56,015	58,669	-4.5%
Revenue per ASM (cents)	15.4	16.3	-5.5%
Cost per ASM (cents)	14.6	15.4	-5.2%

Big Sky Transportation Co.
Passengers	27,877	n/a	n/a
ASMs (000’s)	21,582	n/a	n/a
RPMs (000’s)	7,319	n/a	n/a
Load Factor	33.9%	n/a	n/a
Departures	6,804	n/a	n/a
Revenue per ASM (cents)	19.3	n/a	n/a
Cost per ASM (cents)	22.4	n/a	n/a

Mesaba Holdings, Inc.

Consolidated Balance Sheets

($000’s)

(Unaudited)

	June 30, 2003	March 31, 2003

Assets
Cash and cash equivalents	$60,066	$60,908
Short term investments	58,592	40,464
Other current assets	60,482	64,772
Net property and equipment	42,244	43,798
Long term investments	15,579	21,762
Other assets, net	15,067	15,706

Total assets	$252,030	$247,410

Liabilities and Shareholders’ Equity
Current liabilities	$64,438	$62,675
Other liabilities and deferred credits	6,141	6,790
Shareholders’ equity	181,451	177,945

Total liabilities and shareholders’ equity	$252,030	$247,410

Note: Big Sky Transportation Co. was acquired by Mesaba Holdings, Inc. on December 1, 2002.  Big Sky’s Statements of Operations and Operating Statistics are only included for the period since the acquisition date.